Exhibit 99.1

News Release

Worldwide Press Office:

Tel: 312.997.8640

United Airlines Announces Organizational Changes

Names Pete McDonald Chief Administrative Officer,

Appoints John Tague Chief Operating Officer

CHICAGO, May 8, 2008 — United Airlines (Nasdaq: UAUA) today named Pete McDonald chief administrative officer and John Tague chief operating officer — two key appointments that will streamline the organization and enable the company to accelerate improvement in both revenue and cost performance, while combining critical corporate functions to capture internal synergies and better enable execution of its business strategy.

McDonald, who has held numerous senior leadership roles at United in his 39-year career and most recently was chief operating officer will be responsible for corporate policy and strategy regarding customer and employee experience, technology, communications, safety and security, and maintaining key internal and external relationships in the foregoing areas. The new role combines a number of corporate functions to enable successful execution of the strategy outlined in the company’s five-year plan, including: customer experience; human resources; labor relations; safety and security; industry, environmental, corporate and governmental affairs; and information systems. In this new position, McDonald will leverage his strong support of employees and respect of labor leaders and his knowledge of the business. Graham Atkinson, chief customer officer, will continue to spearhead United’s customer experience work and will report to McDonald.

Tague will take on the role of chief operating officer, responsible for airport operations; cargo; maintenance; operational services, Ted and United Express; flight operations; onboard service; marketing; Mileage Plus; united.com; call centers; sales; alliances, international and regulatory affairs; and planning, including scheduling and revenue management activities.

Tague brings considerable operational experience to this new role, having held several leadership roles in the industry before joining United five years ago. Most recently, Tague served as chief revenue officer.

“We are focused on the long term, and with our financial resilience and these changes announced today, I have tremendous confidence in our ability to execute against our plan,” said Glenn Tilton, United chairman, president and CEO. “By bringing together those responsible for revenue, costs and execution, we have a clear line of sight and shared accountability across key areas, better alignment around actions we are taking to combat record high fuel costs and can more quickly implement other necessary changes to the business.”

Jake Brace continues as United’s chief financial officer and is responsible for business strategy and development, treasury, tax, the controller function, budgets, financial planning and analysis, internal audits, accounting, and external financial reporting. He also is responsible for strategic sourcing, continuous improvement, corporate real estate, mergers and acquisitions, fleet planning, and restructuring activities.

Paul Lovejoy continues in his role as general counsel and secretary to the board. Brace and Lovejoy will continue to report to Tilton.

About United

United Airlines (NASDAQ:  UAUA) operates more than 3,200* flights a day on United, United Express and Ted to more than 200 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C.  With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States.  United also is a founding member of Star Alliance, which provides connections for our customers to 965 destinations in 162 countries worldwide.  United’s 55,000 employees reside in every U.S. state and in many countries around the world.  News releases and other information about United can be found at the company’s Web site at united.com.

*Based on the flight schedule between Jan. 1, 2008, and Dec. 31, 2008.

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